Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus, of our report dated March 27, 2020 (which includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Daré Bioscience, Inc. and Subsidiaries (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of said Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
May 15, 2020